Exhibit 5.3

[Letterhead of Walsh, Colucci, Lubeley & Walsh. P.C.]

May 18, 2020

Beazer Homes USA, Inc.

1000 Abernathy Road

Suite 260

Atlanta, Georgia 30328

Re:	Beazer Homes USA, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Maryland counsel to Beazer Clarksburg, LLC, a Maryland limited liability company, Clarksburg Arora, LLC, a Maryland limited liability company , and Clarksburg Skylark, LLC, a Maryland limited liability company (each a “Guarantor” and, collectively, the “Guarantors”), each a subsidiary of Beazer Homes USA, Inc. (“Beazer”), in connection with the Form S-3 Registration Statement (the “Registration Statement”) filed by Beazer and the subsidiaries of Beazer listed in the Registration Statement, including the Guarantors, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration by Beazer of up to $500,000,000 in aggregate of senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, warrants, rights, stock purchase contracts, stock purchase units or units. If issued, the senior debt securities (the “Senior Notes”) and the subordinated debt securities (the “Subordinated Notes”) may be guaranteed (the “Guarantees”) by one or more Guarantors (or all Guarantors). All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

It is our understanding that any Senior Notes would be issued pursuant to the Indenture, dated as of April 17, 2002 (the “Base Senior Indenture”), by and between Beazer and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a new supplemental indenture by and among Beazer, the Trustee, one or more Guarantors (or all Guarantors) and the other guarantors signatory thereto (the “Senior Supplemental Indenture” and, together with the Base Senior Indenture, the “Senior Indenture”). It also is our understanding that any Subordinated Notes would be issued pursuant to the Indenture, dated as of January 12, 2010 (the “Base Subordinated Indenture”), by and between Beazer and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a new supplemental indenture by and among Beazer, the Trustee, one or more Guarantors (or all Guarantors) and the other guarantors signatory thereto (the “Subordinated Supplemental Indenture” and, together with the Base Subordinated Indenture, the “Subordinated Indenture”).

Beazer Homes USA, Inc.

May 18, 2020

In rendering our opinions expressed below, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

In connection with this opinion, we have examined copies or originals of such documents, resolutions, certificates and instruments of each of the Guarantors as we have deemed necessary to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of each of the Guarantors.

As our opinions relate to the possible future issuance of Senior Notes and Subordinated Notes, we have made the following assumptions (collectively, the “Assumptions”):

1.    The execution and delivery by each Guarantor of the Senior Indenture and/or the Subordinated Indenture, as applicable, and any Guarantees pursuant thereto, including the terms thereof, and the performance of each Guarantor’s respective obligations thereunder have been or will be duly authorized by all necessary limited liability company or other action and any consent or approval of its members will have been obtained;

2.    The Senior Notes and/or Subordinated Notes will have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Senior Indenture and the Subordinated Indenture, as applicable.

3.    The Guarantees will conform to the description thereof in the Registration Statement.

Based on the foregoing, we are of the opinion that:

Each of the Guarantors is validly existing as a limited liability company, and in good standing under the laws of the State of Maryland and has all requisite power and authority, limited liability company or otherwise, to conduct its business, to own its properties, and, based upon the Assumptions, to execute, deliver and perform all of its obligations under its respective Guarantees.

Beazer Homes USA, Inc.

May 18, 2020

The opinions set forth above are subject to the following qualifications and exceptions:

1.    Counsel is a member of the Bar of the State of Maryland. In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the State of Maryland. The undersigned expresses no opinion as to any matter relating to any state or federal securities law or regulation. Our opinions are rendered only with respect to such laws, and the rules, regulations and orders thereunder, that are currently in effect, and we disclaim any obligation to advise you of any change in law or fact that occurs subsequent to the effectiveness of the Registration Statement.

2.    The undersigned expresses no opinion as to any matter other than as expressly set forth above, and no opinion is or may be implied or inferred herefrom, and specifically we express no opinion as to (a) the financial ability of each of the Guarantors to meet its obligations under the Senior Indenture and the Subordinated Indenture, any Guarantees or any other document related thereto, (b) the truthfulness or accuracy of any applications, reports, plans, documents, financial statements or other matters furnished by or on behalf of each of the Guarantors in connection with the Senior Indenture and the Subordinated Indenture, any Guarantees or any other document related thereto, or (c) the truthfulness or accuracy of any representation or warranty as to matters of fact made by each of the Guarantors in any Guarantees or any other document.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

The opinions expressed in this letter are limited to the matters set forth herein and no other opinion should be inferred beyond the matters expressed as stated. This opinion letter has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement. King & Spalding LLP may rely on this opinion in connection with the issuance of its opinion to be given in connection with the Registration Statement.

Beazer Homes USA, Inc.

May 18, 2020

Very truly yours,

WALSH, COLUCCI, LUBELEY

& WALSH, P.C.

/s/ Bryan H. Guidash